GEOS COMMUNICATIONS, INC.

Offer to Exchange Series F Preferred Stock and Series H Preferred Stock and
Related Warrants to Purchase Common Stock for Series I Preferred Stock
and Related Warrants to Purchase Common Stock

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 PM CST
ON NOVEMBER 17, 2010, UNLESS THE OFFER IS EXTENDED.

This exchange offer (this “Offer to Exchange”) is being delivered to holders of certain series of preferred stock of Geos Communications, Inc. (referred to herein as “we,” “us,” or “the Company”).  We are offering our current holders (the “Series F Holders”) of Preferred Stock Series F, no par value per share, of the Company (“Series F Preferred Stock”) and current holders (the “Series H Holders”) of Preferred Stock, Series H, no par value per share, of the Company (the “Series H Preferred Stock”), the opportunity to exchange (i) all of the Series F Preferred Stock and Series H Preferred Stock they own for our Preferred Stock Series I, no par value per share, of the Company (“Series I Preferred Stock”) and (ii) each warrant for the purchase of Common Stock, no par value, of the Company (the “Common Stock”) issued to the Series F Holders and Series H Holders in conjunction with the purchase of the Series F Preferred Stock and Series H Preferred Stock (the “Old Warrants”) for new warrants (the “New Warrants”).  The Series F Preferred Stock and Series H Preferred Stock are referred to herein together as the “Old Preferred Stock.”  In exchange for your shares of Old Preferred Stock you will receive an equal number of shares of Series I Preferred Stock.  In exchange for each Old Warrant—whether an Old Warrant exercisable for 1,000 shares of Common Stock (issued to Series F Holders) or an Old Warrant exercisable for 2,500 shares of Common Stock (issued to Series H Holders)—you will receive a New Warrant to purchase an amount of shares of Common Stock, equal to (i) 50% of the number of shares of Series I Preferred Stock you will receive in exchange for your Old Preferred Stock, multiplied by (ii) the number of shares of Common Stock into which a share of Series I Preferred Stock would convert were it convertible immediately upon issuance as of the date we accept your Old Warrant.  You will be paid the accrued, but unpaid, dividends associated with the Old Preferred Stock through the date the Old Preferred Stock is accepted for exchange (the “Dividends”). The offer is subject to the terms and conditions set forth in this Offer to Exchange and the related Letter of Transmittal, which, together with any amendments or supplements to either, collectively constitute the “Offer.”

You are eligible to participate in the Offer if, on October 14, 2010, you (or your delegated affiliate) held Old Preferred Stock or Old Warrants.

Upon the terms and subject to the conditions set forth in this Offer to Exchange, we will issue Series I Preferred Stock and New Warrants to those eligible persons who elect to participate in the Offer promptly after the date on which we accept and cancel the Old Preferred Stock and Old Warrants tendered for exchange. We will only accept Old Preferred Stock and Old Warrants if they (i) are properly elected for exchange, (ii) are still outstanding and have not been converted into Common Stock by the date on which the Offer expires, expected to be November 17, 2010, unless extended (the “Offer Expiration Date”); and (iii) have not been validly withdrawn before the Offer Expiration Date.

Your Participation Statement is included in the materials accompanying this Offer to Exchange and contains information about your Old Preferred Stock and Old Warrants, including the number of Series I Preferred Stock and New Warrants that you will receive in respect of your Old Preferred Stock and Old Warrants if you elect to participate in the Offer.

The Series I Preferred Stock and New Warrants issued in exchange for tendered Old Preferred Stock and Old Warrants will be issued pursuant to Section 3(a)(9) of the Securities Act of 1933, as amended (the “Act”), and, therefore, as exempted securities, will be unregistered and subject to resale restrictions.  The Series I Preferred Stock and New Warrants will be issued promptly after the date on which we accept and cancel the Old Preferred Stock and Old Warrants properly tendered for exchange.

You are not required to exchange any Old Preferred Stock or Old Warrants, but if you elect to exchange any Old Preferred Stock or Old Warrants, then you will have to exchange all of the Old Preferred Stock and Old Warrants that you own.  All eligible Old Preferred Stock and Old Warrants that (i) have been properly tendered, (ii) have not been converted or exercised, and (iii) have not been validly withdrawn before the Offer Expiration Date, will be exchanged for Series I Preferred Stock and New Warrants upon the terms and subject to the conditions set forth in this Offer to Exchange. The Offer is not conditioned upon a minimum number of Old Preferred Stock and Old Warrants being exchanged, but is subject to the conditions described in Section 6 of this Offer to Exchange.

As of the date of this Offer to Exchange, there were 7,570 shares of Series F Preferred Stock outstanding and 350 shares of Series H Preferred Stock outstanding, as well as Old Warrants to purchase 8,445,000 shares of Common Stock.

Although our Board of Directors (the “Board”) has approved the Offer, neither the Company nor the Board make any recommendation as to whether you should exchange or refrain from exchanging your Old Preferred Stock and Old Warrants. You must make your own decision whether to elect to exchange your Old Preferred Stock and Old Warrants.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your Old Preferred Stock and Old Warrants pursuant to the Offer. You should rely only on the information contained in this Offer to Exchange or in documents to which we have referred you.

Our executive officers and directors do not own any Old Preferred Stock or Old Warrants and, therefore, will not participate in the Offer.

Shares of our Common Stock are quoted on the Over-the-Counter Bulletin Board under the symbol “GCMI.”  On October 7, 2010, the closing price of our Common Stock was $0.08 per share.

You should direct questions about this Offer or requests for assistance to Mr. Chris Miltenberger, our President, at 817-240-0202.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Offer, passed upon the merits or fairness of the Offer, passed upon the adequacy or accuracy of the disclosure in or incorporated by reference in this Offer to Exchange, or determined if this Offer to Exchange is truthful or complete. Any representation to the contrary is a criminal offense.

A “Summary Term Sheet” in the form of questions and answers describing the principal terms of the Offer follows the Table of Contents. You should read this entire Offer to Exchange and the enclosed Letter of Transmittal carefully before deciding whether or not to tender your Old Preferred Stock and Old Warrants for exchange. You may want to consult with your personal financial advisor or other professional advisor regarding your individual circumstances.

The date of this Offer to Exchange is October 14, 2010.

ii

TABLE OF CONTENTS

1.	Number of Shares of Series I Preferred Stock; New Warrants; Expiration Date	7
2.	Purpose of the Offer; Other Transactions	8
3.	Procedures	9
4.	Withdrawal Rights	11
5.	Acceptance of Old Preferred Stock and Old Warrants for Cancellation and Termination; Issuance of Series I Preferred Stock and New Warrants	11
6.	Conditions of the Offer	12
7.	Price Range of Our Common Stock	14
8.	Source and Amount of Consideration; Terms of Series I Preferred Stock and New Warrants	14
9.	Information About Geos Communications, Inc.	16
10.	Interests of Directors and Officers; Transactions and Arrangements Concerning Our Securities	17
11.	Status of Old Preferred Stock and Old Warrants We Acquire in the Offer; Accounting Consequences of the Offer	18
12.	Legal Matters; Regulatory Approvals	18
13.	Material United States Tax Consequences	18
14.	Extension of Offer; Termination; Amendment	21
15.	Fees and Expenses	21
16.	Additional Information	21
17.	Forward-Looking Statements	22
18.	Miscellaneous.	22

iii

SUMMARY TERM SHEET

This Section contains answers to some of the questions that you may have about the Offer. We urge you to read this entire Offer to Exchange carefully because the information in this summary is not complete. Where appropriate, we have included references to the relevant sections of this Offer to Exchange to help you find a more complete description of the topics in this summary.

GENERAL QUESTIONS ABOUT THE OFFER

Q1.	What are we offering to exchange?

We are offering eligible participants the opportunity to receive shares of our Series I Preferred Stock and New Warrants in exchange for Old Preferred Stock and Old Warrants. Your Participation Statement, which is included in the materials accompanying this Offer to Exchange, contains information about your Old Preferred Stock and Old Warrants, including the number of shares of Series I Preferred Stock and New Warrants that you will receive in respect of your Old Preferred Stock and Old Warrants if you elect to exchange your Old Preferred Stock and Old Warrants in the Offer. See Section 1 of this Offer to Exchange.

Q2.	Why are we making the Offer?

We are in the process of raising additional capital by issuing Series I Preferred Stock and New Warrants in a private offering.  In order to authorize the Series I Preferred Stock, which ranks pari passu with the Old Preferred Stock, we were required to separately obtain the consent of the Series F Holders and Series H Holders holding at least fifty percent of the outstanding Series F Preferred Stock and Series H Preferred Stock, respectively, and each Series F Holder and Series H Holder owning more than twenty percent of the outstanding Series F Preferred Stock and Series H Preferred Stock, respectively.  As a condition to giving consent to authorize and issue the Series I Preferred Stock, those Series F Holders and Series H Holders required that we give them the right to exchange the Old Preferred Stock and Old Warrants for the Series I Preferred Stock and New Warrants as described in the Offer.  See Section 2 of this Offer to Exchange.

Q3.	Can we amend the Offer?

Yes. We may amend the Offer, as long as we comply with applicable law. In certain circumstances, we will be required to extend the period during which you may tender Old Preferred Stock and Old Warrants if we amend the terms of the Offer. See Section 14 of this Offer to Exchange.

Q4.	Has the Company or the Board recommended acceptance of the Offer?

Although our Board has authorized the Offer, our Board recognizes that the decision to tender your Old Preferred Stock and Old Warrants is an individual one that should be based on a variety of factors. Neither the Company nor the Board is making any recommendation as to whether you should or should not participate in the Offer. You must make your own decision whether to participate in the Offer. You should consult with your personal advisors if you have questions about your financial or tax situation or whether you should participate in the Offer. See Section 2 of this Offer to Exchange.

ELIGIBILITY MATTERS

Q5.	Who is eligible to participate in the Offer?

You are eligible to participate in the Offer if you (or your delegated affiliate) held Old Preferred Stock or Old Warrants as of October 14, 2010.

QUESTIONS REGARDING THE SERIES I PREFERRED STOCK

Q6.	How many shares of Series I Preferred Stock will I receive in exchange for Old Preferred Stock that I tender?

Our Board has determined that we will issue one share of our Series I Preferred Stock in exchange for one share of Old Preferred Stock that is tendered in this Offer.  See Section 1 of this Offer to Exchange.

Q7.	What happens to the Dividends associated with my Old Preferred Stock?

The Dividends will be paid in shares of our Common Stock in accordance with the certificates of designation for each series of Old Preferred Stock through the date the Old Preferred Stock is accepted for exchange.

Q8.	What are the material differences between the Series I Preferred Stock and the Old Preferred Stock?

The Series I Preferred Stock is materially different from both series of Old Preferred Stock in that:

•           While the conversion right associated with a given share of Series I Preferred Stock may not be exercised until six months after the issuance date of such share, the Old Preferred Stock is convertible immediately upon issuance.

•            The conversion price for the Series I Preferred Stock—based, in part, on a ten-day dollar volume-weighted average of the trading price of our Common Stock—may range from $0.10 to $0.20 per share, while the conversion price for the Series H Preferred Stock is set at $0.20 and the conversion price for the Series F Preferred Stock is $.50 (in both cases subject to certain additional adjustments).

•           The dividend rate for the Series I Preferred Stock is 8.00%, while the dividend rate for the Old Preferred Stock is 6.00%.

Additionally, the Series I Preferred Stock is materially different from the Series F Preferred Stock in that:

•           The Series I Preferred Stock is not subject to the conversion restriction found in Section 2(g) of the Amended Certificate of Designations of Rights and Preferences of the Series F Preferred Stock, which prohibits any conversion of shares of Series F Preferred Stock if such conversion would cause the holder to beneficially own more than 4.9% of the then-issued and outstanding shares of our Common Stock;

•           Shares of Series I Preferred Stock vote on an as-converted basis with the Common Stock, while shares of Series F Preferred Stock carry no voting rights except as required by state law; and

•           Upon the liquidation, dissolution, or winding-up of the Company, shares of Series I Preferred Stock are entitled to receive a preferential distribution equal to the $1,000 "Stated Value" plus any accrued but unpaid dividends, while the liquidation preference payable on shares of Series F Preferred Stock does not include accrued but unpaid dividends.

See Sections 1 and 8 of this Offer to Exchange.

Q9.	Do shares of the Series I Preferred Stock carry registration rights?

Yes.  Holders of Series I Preferred Shares will have “piggyback registration rights” with respect to shares of Common Stock issuable upon conversion of the Series I Preferred Shares together with shares of Common Stock issuable upon exercise of the New Warrants (collectively the “Underlying Shares”). For so long as the Underlying Shares remain restricted securities (within the meaning of Rule 144 promulgated under the Act), holders will have the right to have their Underlying Shares included in certain registration statements that may be filed by the Company with respect to the Common Stock.  See Section 8 of this Offer to Exchange.

Q10.	Can I tender fewer than all of my Old Preferred Shares?

No.  If you elect to exchange, you must tender all the Old Preferred Stock and Old Warrants you own.

Q11.	Can I tender Old Preferred Stock without tendering Old Warrants?

No.  If you elect to exchange any Old Preferred Stock, then you must exchange all of the Old Preferred Stock and Old Warrants that you own.

QUESTIONS REGARDING THE NEW WARRANT

Q12.	How many New Warrants will I receive in exchange for the Old Warrants that I tender?

Our Board has determined that we will issue, in exchange for each Old Warrant, a New Warrant to purchase an amount of shares of Common Stock equal to equal to (i) 50% of the number of shares of Series I Preferred Stock you will receive in exchange for your Old Preferred Stock, multiplied by (ii) the number of shares of Common Stock into which a share of Series I Preferred Stock would convert were it convertible immediately upon issuance as of the date we accept your Old Warrant.  See Section 1 of this Offer to Exchange.

Q13.	What are the material differences between the New Warrants and the Old Warrants?

The New Warrants are materially different from the Old Warrants in that:

•           The exercise price of the New Warrants is $0.25 per share, as opposed to $0.625 per share in the Old Warrants issued in connection with the sale of the Series F Preferred Stock.  See Section 1 of this Offer to Exchange.

Q14.	Can I tender fewer than all of my Old Warrants?

No.  If you elect to exchange, you must tender all the Old Preferred Stock and Old Warrants you own.

Q15.	Can I tender Old Warrants without tendering Old Preferred Stock?

No.  If you elect to exchange any Old Warrants, then you will have to exchange all of the Old Preferred Stock and Old Warrants that you own.

Q16.	Do the shares of Common Stock underlying the New Warrants carry registration rights?

Yes.  Holders of New Warrants will have “piggyback registration rights” with respect to the Underlying Shares. For so long as the Underlying Shares remain restricted securities (within the meaning of Rule 144 promulgated under the Act), holders will have the right to have their Underlying Shares included in certain registration statements filed by the Company with respect to the Common Stock.  See Section 8 of this Offer to Exchange.

PROCEDURES FOR PARTICIPATING IN THE OFFER

Q17.	How do I tender my eligible Old Preferred Stock and Old Warrants?

You may tender your Old Preferred Stock and Old Warrants by completing the Letter of Transmittal that is included with this Offer to Exchange, signing it and sending the properly completed and signed form to us by one of three methods described below. For your tender to be effective, we must receive your properly completed and signed Letter of Transmittal before the Offer Expiration Date, which is currently scheduled for 5:00 PM CST, on November 17, 2010, unless extended.

Tender by e-mail.  You may tender your Old Preferred Stock and Old Warrants by e-mail by sending the properly completed and signed Letter of Transmittal as an attachment in Adobe PDF format to the following e-mail address: cmiltenberger@geoscommunications.com. You may tender eligible Old Preferred Stock and Old Warrants through e-mail 24 hours a day, 7 days a week, at any time until the Offer Expiration Date.

Tender by facsimile (fax).  You may also tender your Old Preferred Stock and Old Warrants by transmitting the properly completed and signed Letter of Transmittal to us by facsimile (fax) to the following number: (817) 416-5062 to the attention of Chris Miltenberger, President. You may tender eligible Old Preferred Stock and Old Warrants by fax 24 hours a day, 7 days a week, at any time until the Offer Expiration Date.

Tender in mail.  You may also tender your Old Preferred Stock and Old Warrants by mailing the properly completed and signed Letter of Transmittal to Chris Miltenberger, 430 N. Carroll Avenue, Suite 120, Southlake, Texas 76092.  Mailed Letters of Transmittal must be received prior to the Offer Expiration Date.

See Section 3 of this Offer to Exchange.

Q18.	If I decide to tender my Old Preferred Stock and Old Warrants, do I have to tender all of my Old Preferred Stock and Old Warrants or can I tender a portion of the Old Preferred Stock and Warrants?

If you elect to tender, you may must exchange all of the Old Preferred Stock and Old Warrants you own. See Section 1 of this Offer to Exchange.

Q19.	Can I convert my Old Preferred Stock and exercise my Old Warrants before the expiration of the Offer?

In general, yes. Assuming that you are not otherwise subject to legal requirements or policies that restrict your ability to convert eligible Old Preferred Stock or exercise the Old Warrants, you may convert any or all of your eligible Old Preferred Stock and exercise any or all of your Old Warrants at any time before the Offer Expiration Date, whether or not you have already tendered eligible Old Preferred Stock and Old Warrants. To the extent that you convert any of your eligible Old Preferred Stock or exercise any of your Old Warrants before the Offer Expiration Date, the number of Series I Preferred Stock and New Warrants, as reflected on your Participation Statement, will be reduced if you still elect tender your remaining eligible Old Preferred Stock and Old Warrants. See Section 3 of this Offer to Exchange.

Q20.	Can I withdraw Old Preferred Stock and Old Warrants after I have tendered them?

Yes. You may withdraw your previous tender of eligible Old Preferred Stock and Old Warrants at any time before the Offer Expiration Date, which is currently scheduled for 5:00 PM CST, on November 17, 2010.  In addition, if we have not accepted your tendered eligible Old Preferred Stock by December 13, 2010, you are permitted by law to withdraw your tendered eligible Old Preferred Stock and Old Warrants from the Offer. A Withdrawal Letter is included in the materials accompanying this Offer to Exchange. If you withdraw your previous tender of Old Preferred Stock and Old Warrants you must withdraw all of the Old Preferred Stock and Old Warrants you own.  See Section 4 of this Offer to Exchange.

Q21.	Will you accept all eligible Old Preferred Stock and Old Warrants tendered in the Offer?

Subject to the conditions of the Offer set forth in Section 6 of this Offer to Exchange, we will accept all eligible Old Preferred Stock and Old Warrants that have not been converted or exercised and that are properly tendered by, and not validly withdrawn before, the Offer Expiration Date. However, we reserve the right to reject any or all tenders of Old Preferred Stock and Old Warrants that we determine are not in appropriate form or that it would be unlawful for us to accept. In addition, we will not be required to accept tendered eligible Old Preferred Stock or Old Warrants if, prior to the Offer Expiration Date, certain events occur or fail to occur, such that, in our reasonable judgment, it would be inadvisable for us to proceed with the Offer. These events include, among other things:

•	changes in applicable law or regulations;

•	changes in accounting principles;

•	third-party tender offers for our Common Stock or other acquisition proposals;

•	adverse changes in market conditions; and

•	lawsuits challenging the Offer.

These and various other events are more fully described in Section 6 of this Offer to Exchange.

The Offer is not conditioned on participation by a minimum number of eligible participants or the tender of a minimum number of eligible Old Preferred Stock or Old Warrants. See Section 3 of this Offer to Exchange.

Q22.	How will I know if you have accepted eligible Old Preferred Stock and Old Warrants tendered in the Offer?

Promptly after the Offer Expiration Date, and assuming that we accept eligible Old Preferred Stock and Old Warrants tendered for exchange, we will send all eligible participants in the Offer an e-mail stating that the Offer has expired and that we are accepting all eligible Old Preferred Stock and Old Warrants that were properly tendered. This e-mail will constitute notice to you that we have accepted the eligible Old Preferred Stock and Old Warrants that you properly tendered. See Sections 3, 5 and 6 of this Offer to Exchange.

Q23.	When will you issue the Series I Preferred Stock and New Warrants?

If you properly tender your Old Preferred Stock and Old Warrants, and we accept all Old Preferred Stock and Old Warrants properly tendered, we will issue your Series I Preferred Stock and New Warrants promptly after the expiration of the Offer. See Sections 5 and 8 of this Offer to Exchange.

You will be the record holder of your Series I Preferred Stock and New Warrants, and they will be registered in your name on our books and records.

Q24.	What will happen to my Old Preferred Stock and Old Warrants if I decide not to participate in the Offer?

If you choose not to participate in the Offer, you will retain your Old Preferred Stock and Old Warrants without any change to the terms thereof. See Section 3 of this Offer to Exchange.

Q25.	Is there anything I need to do if I decide not to tender my Old Preferred Stock and Old Warrants?

No. See Section 3 of this Offer to Exchange.

Q26.	Will I have to pay taxes if I tender my Old Preferred Stock and receive Series I Preferred Stock?

We intend to treat the exchange of your shares of Old Preferred Stock for shares of our Series I Preferred Stock pursuant to the Offer as a recapitalization. Notwithstanding the payment to you of the Dividend in the form of Common Stock, which shall be paid out regardless of your decision to tender into the Offer, we do not expect any portion of the Series I Preferred Stock you receive pursuant to the Offer to be treated as the receipt of taxable consideration, and therefore we do not expect any federal income tax to be due with respect to the exchange of your Old Preferred Stock for Series I Preferred Stock. See Section 13 to this Offer to Exchange.

Q27.	Will I have to pay taxes when I tender my Old Warrants and receive my New Warrants?

We intend to treat the exchange of your Old Warrants for New Warrants pursuant to the Offer as a recapitalization. We do not expect any portion of the New Warrants you receive pursuant to the Offer to be treated as the receipt of taxable consideration, and therefore we do not expect any federal income tax to be due with respect to the exchange of your Old Warrants for New Warrants. See Section 13 to this Offer to Exchange.

Q28.	When will the Offer expire? Can it be extended, and if so, how will I be notified if it is extended?

The Offer will expire on the Offer Expiration Date which is scheduled to be at 5:00 PM CST, on November 17, 2010, unless we extend it. We may, in our discretion, extend the Offer at any time. If we extend the Offer, we will make a public announcement of the extension no later than 9:00 A.M. CST, on the next business day after the last previously scheduled or announced expiration of the Offer.  See Section 14 of this Offer to Exchange.

Q29.	Is there any information about Geos Communications, Inc. that I should be aware of?

Before making your decision, you should carefully review the information in this Offer to Exchange, including the information about us set forth and referred to in Section 9 of this Offer to Exchange.

Q30.	Who can I talk to if I have questions about the Offer?

We have not authorized anyone to make any recommendation as to whether you should tender or refrain from tendering your Old Preferred Stock and Old Warrants pursuant to the Offer. If anyone makes any such recommendation, you must not rely upon that recommendation as having been authorized by us. You should rely only on the information contained in this Offer to Exchange or in documents to which we have referred you. See Section 3 of this Offer to Exchange.

You should direct questions about this Offer or requests for assistance to Chris Miltenberger, our President, at 817-240-0202.

RISKS OF PARTICIPATING IN THE OFFER

Participating in the Offer involves a number of potential risks, including those risks related to our business, our indebtedness and our Common Stock, please see the information under the heading “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2009, and our subsequent quarterly reports on Form 10-Q, each filed with the SEC and incorporated herein by reference. Eligible participants should carefully consider these and other risks and are encouraged to speak with their investment and tax advisors as necessary before deciding whether to participate in the Offer. In addition, we urge you to read this Offer to Exchange and the enclosed Letter of Transmittal carefully and in their entirety before you decide whether to participate in the Offer.

In addition to the risks referenced above and any other risks associates with the Offer, eligible participants should note that the exchange of Series F Preferred Stock for Series I Preferred Stock may subject certain holders to beneficial ownership  reporting requirements.  The Series I Preferred Stock is not subject to the conversion restriction found in Section 2(g) of the Amended Certificate of Designations of Rights and Preferences of the Series F Preferred Stock, which prohibits any conversion of shares of Series F Preferred Stock if such conversion would cause the holder to beneficially own more than 4.9% of the then-issued and outstanding shares of our Common Stock.  As such, a stockholder exchanging their Series F Preferred Stock for Series H Preferred Stock could, as a result, become subject to beneficial ownership reporting obligations under Section 13D and Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”).

THE OFFER

1.	Number of Shares of Series I Preferred Stock; New Warrants; Expiration Date

We are offering our Series F Holders and Series H Holders the opportunity to exchange (i) all of the Series F Preferred Stock and Series H Preferred Stock they own for our Series I Preferred Stock and (ii) all of the warrants issued to the Series F Holders and Series H Holders in conjunction with the purchase of the Series F Preferred Stock and Series H Preferred Stock (the “Old Warrants”) for new warrants (the “New Warrants”).  The Series F Preferred Stock and Series H Preferred Stock are referred to herein together as the “Old Preferred Stock.”  In exchange for your shares of Old Preferred Stock you will receive an equal number of shares of Series I Preferred Stock.  In exchange for each Old Warrant—whether an Old Warrant exercisable for 1,000 shares of Common Stock (issued to Series F Holders) or an Old Warrant exercisable for 2,500 shares of Common Stock (issued to Series H Holders)—you will receive a New Warrant to purchase an amount of shares of Common Stock equal to (i) 50% of the number of shares of Series I Preferred Stock you will receive in exchange for your Old Preferred Stock, multiplied by (ii) the number of shares of Common Stock into which a share of Series I Preferred Stock would convert were it convertible immediately upon issuance as of the date we accept your Old Warrant. You will be paid the accrued, but unpaid, dividends associated with the Old Preferred Stock through the date the Old Preferred Stock is accepted for exchange (the “Dividends”). The offer is subject to the terms and conditions set forth in this Offer to Exchange and the related Letter of Transmittal, which, together with any amendments or supplements to either, collectively constitute the “Offer.”

You are eligible to participate in the Offer if, on October 14, 2010, you (or your delegated affiliate) hold Old Preferred Stock or Old Warrants.  Upon the terms and subject to the conditions set forth in this Offer to Exchange, we will issue Series I Preferred Stock and New Warrants to those eligible persons who elect to participate in the Offer promptly after the date on which we accept and cancel the Old Preferred Stock and Old Warrants tendered for exchange. We will only accept Old Preferred Stock and Old Warrants if they (i) are properly elected for exchange, (ii) are still outstanding and have not been converted into Common Stock on the Offer Expiration Date, expected to be November 17, 2010, unless extended; and (iii) have not been validly withdrawn before the Offer Expiration Date.

Our Board has determined that we will exchange each share of Old Preferred Stock for one share of Series I Preferred Stock, and each Old Warrant for a New Warrant to purchase an amount of shares of Common Stock equal to (i) 50% of the number of shares of Series I Preferred Stock received by the tendering shareholder in exchange for their Old Preferred Stock, multiplied by (ii) the number of shares of Common Stock into which a share of Series I Preferred Stock would convert were it convertible immediately upon issuance as of the date we accept such Old Warrant. Your Participation Statement is included in the materials accompanying this Offer to Exchange and contains information about your Old Preferred Stock and Old Warrants, including the number of Series I Preferred Stock and New Warrants that you will receive in respect of your Old Preferred Stock and Old Warrants if you elect to participate in the Offer.

The Series I Preferred Stock and New Warrants issued in exchange for tendered Old Preferred Stock and Old Warrants will be issued pursuant to Section 3(a)(9) of the Act, and, therefore, as an exempted security, will be unregistered and subject to resale restrictions, including those set forth in Rule 144 under the Act.  The Series I Preferred Stock and New Warrants will be issued promptly after the date on which we accept and cancel the Old Preferred Stock and Old Warrants properly tendered for exchange.

You will not be required to pay cash for the Series I Preferred Stock or New Warrants you will receive.  However, you will be required to satisfy any withholding tax liability related to the Series I Preferred Stock and New Warrants.  Unless otherwise permitted by our Board, you must satisfy this obligation by paying us funds in satisfaction of the withholding obligation.

You are not required to exchange your Old Preferred Stock and Old Warrants, but if you elect to exchange any Old Preferred Stock or Old Warrants, then you will have to have exchange all of the Old Preferred Stock and Old Warrants that you own.  All eligible Old Preferred Stock and Old Warrants properly tendered, that have not been converted or exercised and not validly withdrawn before the Offer Expiration Date, will be exchanged for Series I Preferred Stock and New Warrants, upon the terms and subject to the conditions set forth in this Offer to Exchange.  The Offer is not conditioned upon a minimum number of Old Preferred Stock or Old Warrants being exchanged, but is subject to the conditions described in Section 6 of this Offer to Exchange.

The Offer Expiration Date shall be 5:00 PM CST, on November 17, 2010, unless and until we, in our sole discretion, extend the period of time during which the Offer will remain open. If we extend the period of time during which the Offer remains open, the term “Offer Expiration Date” will refer to the latest time and date at which the Offer expires. See Section 14 of this Offer to Exchange for a description of our rights to extend, delay, terminate and amend the Offer and Section 6 of this Offer to Exchange for a description of our rights to accept all of the properly tendered eligible Old Preferred Stock and Old Warrants or to reject them all.

2.	Purpose of the Offer; Other Transactions

Purpose of the Offer.

  We are in the process of raising additional capital by issuing Series I Preferred Stock and New Warrants in a private offering.  In order to authorize the Series I Preferred Stock, which ranks pari passu with the Old Preferred Stock, we were required to separately obtain the consent of the Series F Holders and Series H Holders holding at least fifty percent of the outstanding Series F Preferred Stock and Series H Preferred Stock, respectively, and each Series F Holder and Series H Holder owning more than twenty percent of the outstanding Series F Preferred Stock and Series H Preferred Stock, respectively.  As a condition to giving consent to authorize and issue the Series I Preferred Stock, those Series F Holders and Series H Holders required that we give them the right to exchange the Old Preferred Stock and Old Warrants for the Series I Preferred Stock and New Warrants as described in the Offer.

Other Transactions.

We regularly evaluate various strategic opportunities, including acquisitions and dispositions. We intend to continue to selectively pursue acquisitions and other transactions that would help us to achieve our business goals. However, subject to the foregoing, and except as otherwise disclosed below, elsewhere in this Offer to Exchange or in our filings with the SEC, we presently have no plans, proposals or negotiations that relate to or would result in:

•           any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•           any purchase, sale or transfer of a material amount of our or our subsidiaries’ assets;

•           any material change in our present dividend rate or policy, or our indebtedness or capitalization;

•           any change in our present Board or management including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer;

•           any other material change in our corporate structure or business;

•           our Common Stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

•           the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

•           the acquisition by any person of additional securities of ours, or the disposition of our securities; or

•           any change in our Articles of Incorporation or Bylaws, or any actions which may impede the acquisition of control of us by any person.

In September of 2010, we closed a private placement of our Series I Preferred Stock, under which we received total subscriptions for $427,000, of which $100,000 was received from a director of the Company.  The terms of the Series I Preferred Stock have been included in our Quarterly Report on Form 10-Q for the six months ended June 30, 2010, filed on August 16, 2010.

Our subsidiary, D Mobile, Inc., a Delaware corporation (“D Mobile”), is in the process of making an offering of up to $6,000,000 of its securities in a private placement, the final form of which could include a merger or other acquisition structure.  Additionally, in August and September of 2010, the Company sold 10% of its equity interest in D Mobile for a total purchase price of $1,000,000, of which $150,000 was purchased by a director of the Company.

As part of the shutdown of its telephony operations, the Company is pursuing the sale of all of its telephony-related assets.

3.	Procedures

You may exchange your Old Preferred Stock and Old Warrants by completing the Letter of Transmittal that is included with this Offer to Exchange, signing it, and sending the properly completed and signed form by one of three methods described below. For your tender to be effective, we must receive your properly completed and signed Letter of Transmittal before the expiration of the Offer Expiration Date.

•
Tender by e-mail.  You may tender your Old Preferred Stock and Old Warrants by e-mail by sending the properly completed and signed Letter of Transmittal as an attachment in Adobe PDF format to the following e-mail address: cmiltenberger@geoscommunications.com. You may tender Old Preferred Stock and Old Warrants through e-mail 24 hours a day, 7 days a week, at any time until the Offer Expiration Date. If you decide to tender by e-mail, you will need to access a scanner that will generate an image of your properly completed and signed Letter of Transmittal in Adobe PDF format, so that you can attach the PDF file to your e-mail. We will e-mail a confirmation to the e-mail address you provide in the Letter of Transmittal within two business days of our receipt of your tender.

•
Tender by facsimile (fax).  You may also tender your Old Preferred Stock and Old Warrants by transmitting the properly completed and signed Letter of Transmittal to us by facsimile (FAX) to the following number: (817) 416-5062 Attention: Chris Miltenberger. You may tender Old Preferred Stock and Old Warrants by fax 24 hours a day, 7 days a week, at any time until the Offer Expiration Date. We will e-mail a confirmation to the e-mail address you provide in the Letter of Transmittal within two business days of our receipt of your tender.

•
Tender by mail.  You may also tender your Old Preferred Stock and Old Warrants by mail by mailing the properly completed and signed Letter of Transmittal to Chris Miltenberger, 430 N. Carroll Avenue, Suite 120, Southlake, Texas 76092. Mailed Letters of Transmittal must be received prior to the Offer Expiration Date.  We will e-mail a confirmation to the e-mail address you provide in the Letter of Transmittal, within two business days of our receipt of your tender.

If you decide to tender, you must tender all of the Old Preferred Stock and Old Warrants that you own, the total numbers of which are pre-filled in the appropriate spaces in your Letter of Transmittal. The Old Preferred Stock and Old Warrants will be cancelled when we accept the Old Preferred Stock and Old Warrants that you properly tender.

We will be deemed to have accepted the Old Preferred Stock and Old Warrants that are validly tendered and not properly withdrawn if and when we send all eligible participants in the Offer an e-mail stating that the Offer has expired and that we are accepting all Old Preferred Stock and Old Warrants that were properly tendered. That e-mail will constitute notice to you that we have accepted the Old Preferred Stock and Old Warrants that you properly tendered.

You should carefully review this Offer to Exchange and the Letter of Transmittal before deciding whether to tender your Old Preferred Stock and Old Warrants. You also may wish to discuss whether to tender your Old Preferred Stock and Old Warrants with your financial, tax, or other personal advisors.

Determination of Validity; Rejection of Old Warrants or Shares of Old Preferred Stock; Waiver of Defects; No Obligation to Give Notice of Defects.  We will determine all questions as to who is an eligible participant and the validity, form, eligibility (including time of receipt), and acceptance of any tender of Old Preferred Stock and Old Warrants. The determination of these matters by us will be final and binding on all parties.

We may reject any Old Preferred Stock or Old Warrants tendered to the extent we determine that the Old Preferred Stock or Old Warrants were not properly tendered or that it would be unlawful to accept the tendered Old Preferred Stock or Old Warrants. We may waive any defect or irregularity in any tender or withdrawal with respect to any particular Old Preferred Stock, Old Warrants or any particular eligible participant. No Old Preferred Stock or Old Warrants will be properly tendered until the eligible participant tendering the Old Preferred Stock or Old Warrants has cured all defects or irregularities or we have waived them. Neither we nor any other person is obligated to give notice of any defects or irregularities involved in the exchange of any Old Preferred Stock or Old Warrants, and no one will be liable for failing to give notice of any defects or irregularities.

Our Acceptance Constitutes an Agreement.  Your tender of Old Preferred Stock and Old Warrants pursuant to the procedures described in this Offer to Exchange constitutes your acceptance of the terms and conditions of the Offer. Subject to the conditions set forth in Section 6 of this Offer to Exchange, our acceptance of Old Preferred Stock and Old Warrants that are properly tendered will form a binding agreement between us and you on the terms and subject to the conditions of this Offer effective as of the expiration of the Offer.

Effect on Existing Old Preferred Stock and Old Warrants.  If you decide not to tender your Old Preferred Stock and Old Warrants, you will retain your outstanding Old Preferred Stock and Old Warrants without change to the terms and conditions of the Old Preferred Stock or Old Warrants.  If you properly tender your Old Preferred Stock and Old Warrants, upon our acceptance of those Old Preferred Stock and Old Warrants tendered in the Offer, the Old Preferred Stock will be canceled and the Old Warrants will be deemed terminated.

Questions About the Offer.  You should direct questions about the Offer to Chris Miltenberger, our President, at 817-240-0202. We will address your questions during regular business hours (CST), Monday through Friday for so long as the Offer is open. Also see the question and answer section at the front of this Offer to Exchange for answers to some of the questions you may have about the Offer.

Data Privacy.  By submitting a Letter of Transmittal to us, you acknowledge that all information you provide in the Letter of Transmittal is being given with your consent for the express purpose of participating in the Offer. You further acknowledge that we may share any such information with third parties to the extent necessary to effect your participation in the Offer, including, without limitation, the grant of Series I Preferred Stock and New Warrants to you in exchange for your tendered Old Preferred Stock and Old Warrants.

Solicitations.  Chris Miltenberger, our President, is expected to engage in solicitations related to the Offer, but will not receive any compensation specifically related to such solicitations.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your Old Preferred Stock and Old Warrants pursuant to the Offer. You should rely only on the information contained in this Offer to Exchange or in documents to which we have referred you.

4.	Withdrawal Rights

You may withdraw Old Preferred Stock and Old Warrants you previously have tendered by following the procedures described in this Section 4. The procedures described in this Section 4 are the only procedures you may use to withdraw previously tendered Old Preferred Stock and Old Warrants. You may withdraw your Old Preferred Stock and Old Warrants at any time before the Offer Expiration Date, which is currently scheduled for 5:00 PM, CST, on November 17, 2010.

If the Offer is extended by us beyond its currently scheduled expiration, you may withdraw your tendered Old Preferred Stock and Old Warrants at any time until the extended expiration of the Offer. In addition, if we have not accepted your tendered Old Preferred Stock and Old Warrants by December 13, 2010, you are permitted by law to withdraw your tendered Old Preferred Stock and Old Warrants from the Offer.

The same e-mail address, fax number and physical address that are available for tenders are available for withdrawals. For your withdrawal to be effective, we must receive your properly completed and signed Withdrawal Letter before the Offer Expiration Date. A Withdrawal Letter is included in the materials accompanying this Offer to Exchange.

If you withdraw previously tendered Old Preferred Stock and Old Warrants, regardless of method, you will receive an e-mail message confirming your withdrawal within two business days of our receipt of your Withdrawal Letter.

In order to withdraw your tender of any of your Old Preferred Stock and Old Warrants, you must withdraw your tender of all of your Old Preferred Stock and Old Warrants.

If you have withdrawn your tender of Old Preferred Stock and Old Warrants, and before the Offer Expiration Date you want to re-tender into the Offer with respect to your Old Preferred Stock and Old Warrants you must properly re-tender such Old Preferred Stock and Old Warrants, in accordance with the procedures set forth in Section 3. You may choose to re-tender your eligible Old Preferred Stock and Old Warrants any time before the Offer Expiration Date. You are not required to use the same tender method (e-mail, fax or mail) that you used for your original tender.

Neither we nor any other person is obligated to give notice of any defects or irregularities in any withdrawal, and no one will be liable for failing to give notice of any defects or irregularities. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of withdrawals. Our determinations of these matters will be final and binding.

5.	Acceptance of Old Preferred Stock and Old Warrants for Cancellation and Termination; Issuance of Series I Preferred Stock and New Warrants

On the terms and subject to the conditions of the Offer, if we accept your properly tendered Old Preferred Stock and Old Warrants in accordance with Section 3 of this Offer to Exchange, we will accept for exchange and will cancel the Old Preferred Stock and terminate the Old Warrants that were properly tendered, were not converted into or exercised for Common Stock and were not validly withdrawn before the Offer Expiration Date. We will issue the Series I Preferred Stock and New Warrants promptly following the expiration of the Offer. By properly tendering for exchange your Old Preferred Stock and Old Warrants, that Old Preferred Stock will be canceled and the Old Warrants will be terminated.

6.	Conditions of the Offer

Promptly following the Offer Expiration Date (which will be 5:00 PM CST, on November 17, 2010, unless we extend the Offer), subject to satisfaction of conditions set forth below, we will accept all Old Preferred Stock and Old Warrants that are properly tendered. If the conditions set forth below are not satisfied, we may reject all (but not less than all) Old Preferred Stock and Old Warrants that are properly tendered. If we reject all Old Preferred Stock and Old Warrants that are properly tendered, we will promptly communicate such rejection to all holders of Old Preferred Stock and Old Warrants by public announcement. Following such a rejection, all of your current Old Preferred Stock and Old Warrants will remain subject to their current terms and conditions, and you will not receive any Series I Preferred Stock or New Warrants.

We will not be required to accept for exchange any Old Preferred Stock or Old Warrants tendered and may terminate the Offer, subject to applicable securities laws, if at any time on or after the commencement of the Offer and before the Offer Expiration Date, we determine that any of the following events shall have occurred and, in our reasonable judgment, the occurrence of the event makes it inadvisable for us to proceed with the Offer or to accept Old Preferred Stock or Old Warrants tendered for exchange:

(a)         any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal, is threatened (in writing), instituted or pending that directly or indirectly:

(i)           challenges the making of the Offer, the acquisition of any or all of the Old Preferred Stock or Old Warrants pursuant to the Offer, the exchange of Series I Preferred Stock and New Warrants for such Old Preferred Stock and Old Warrants, or otherwise relates in any manner to the Offer; or

(ii)          in our reasonable judgment, could materially and adversely affect our business, condition (financial or otherwise), income, operations or prospects, or otherwise materially impair in any way the contemplated future conduct of our business or materially impair the contemplated benefits of the Offer to us;

(b)         any action threatened (in writing), pending or taken, or any approval, exemption or consent is withheld, or any statute, rule, regulation, judgment, order or injunction threatened (in writing), proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or us by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

(i)           make the acceptance for exchange of any or all of the Old Preferred Stock or Old Warrants illegal or otherwise restrict or prohibit consummation of the Offer or that otherwise relates in any manner to the Offer;

(ii)          delay or restrict our ability, or render us unable, to accept for exchange any or all of the Old Preferred Stock or Old Warrants;

(iii)         materially impair the contemplated benefits of the Offer to us; or

(iv)        materially and adversely affect our business, condition (financial or other), income, operations or prospects of our subsidiaries, taken as whole, or otherwise materially impair in any way the contemplated future conduct of our business;

(c)         there shall have occurred:

(i)           any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

(ii)         the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory);

(iii)        the commencement or material escalation of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States;

(iv)        any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect the extension of credit by banks or other lending institutions in the United States;

(v)         any significant increase in the market price of the shares of our Common Stock by 200% or more;

(vi)        any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on our business, condition (financial or other), operations or prospects or on the trading in the our Common Stock;

(vii)       any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on our business, condition (financial or other), operations or prospects or that, in our reasonable judgment, makes it inadvisable to proceed with the Offer; or

(viii)      in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

(d)         a tender or exchange offer with respect to some or all of our Common Stock, or a merger or acquisition proposal for us, is proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

(i)           any person, entity or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of any class of our Common Stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of any class of our Common Stock (other than any such person, entity or group who has filed a Schedule 13D or Schedule 13G with the SEC on or before the date we commence the Offer); or

(ii)          any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our assets or securities (other than in connection with a transaction to which we have agreed); or

(e)         any change or changes shall have occurred in our business, condition (financial or other), assets, income, operations, prospects or stock ownership that, in our reasonable judgment, is or may be material to us or may materially impair or impact the benefits that we believe we will receive from the Offer.

The conditions to the Offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them prior to the Offer Expiration Date. We may waive them, in whole or in part, at any time and from time to time prior to the Offer Expiration Date, in our discretion, whether or not we waive any other condition to the Offer. In the event that we waive a condition for any particular eligible participant, we will waive that condition for all eligible participants.  The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other. Any determination that we make concerning the events described in this Section 6 will be final and binding upon all interested persons, including you.

7.	Price Range of Our Common Stock

The securities subject to the Offer are not publicly traded. However, upon conversion of the Old Preferred Stock or the Series I Preferred Stock into Common Stock or the exercise of the Old Warrants or New Warrants into Common Stock, the holder becomes a holder of our Common Stock. Our Common Stock is traded on the Over-the-Counter Bulletin Board, and our trading symbol is “GCMI.” The following table sets forth, for the periods indicated, the range of reported high and low bid information for our Common Stock as reported on the OTCBB.  Such quotations reflect prices between dealers in securities and do not include any retail mark-up, mark-down or commission, and may not necessarily represent actual transactions.  Trading in our Common Stock has generally been limited and sporadic, and should not be deemed to constitute an “established trading market.”

All share prices in this filing are presented reflective of our 1:10 reverse split which occurred effective  May 14, 2009.

	High	Low
2008
1st Quarter	$1.20	$0.80
2nd Quarter	1.60	0.80
3rd Quarter	1.60	0.80
4th Quarter	1.00	0.40

	High	Low
2009
1st Quarter	$1.10	$0.30
2nd Quarter	0.80	0.50
3rd Quarter	0.60	0.40
4th Quarter	0.50	0.15
2010
1st Quarter	$0.27	$0.11
2nd Quarter	0.22	0.09

8.	Source and Amount of Consideration; Terms of Series I Preferred Stock and New Warrants

Consideration

If you properly tender Old Preferred Stock and Old Warrants, you will receive Series I Preferred Stock and New Warrants as set forth in Section 1 of this Offer to Exchange.

The Series I Preferred Stock and the Common Stock underlying the New Warrants (the “Underlying Stock”) will be subject to restrictions on resale, including Rule 144 of the Securities Act.

As of the date of this Offer to Exchange, there were 7,570 shares of Series F Preferred Stock outstanding, 350 shares of Series H Preferred Stock outstanding and Old Warrants to purchase 8,445,000 shares of Common Stock. If all of these Old Preferred Stock and Old Warrants were properly tendered and accepted by us, we would issue an aggregate of 7,920 shares of Series I Preferred Stock and New Warrants to purchase between 19,800,000 and 39,600,000 shares of Common Stock in connection with the Offer, depending on the number of shares of Common Stock into which a share of Series I Preferred Stock would convert were it convertible on the date of acceptance of the tendered Old Warrants.

The Series I Preferred Stock is materially different from the Old Preferred Stock in that:

•           While the conversion right associated with a given share of Series I Preferred Stock may not be exercised until six months after the issuance date of such share, the Old Preferred Stock is convertible immediately upon issuance.

•           The conversion price for the Series I Preferred Stock—based, in part, on a ten-day dollar volume-weighted average of the trading price of our Common Stock—may range from $0.10 to $0.20 per share, while the conversion price for the Series H Preferred Stock is set at $0.20 and the conversion price for the Series F Preferred Stock is $.50 (in both cases subject to certain additional adjustments).

•           The dividend rate for the Series I Preferred Stock is 8.00%, while the dividend rate for the Old Preferred Stock is 6.00%.

Additionally, the Series I Preferred Stock is materially different from the Series F Preferred Stock in that:

•           The Series I Preferred Stock is not subject to the conversion restriction found in Section 2(g) of the Amended Certificate of Designations of Rights and Preferences of the Series F Preferred Stock, which prohibits any conversion of shares of Series F Preferred Stock if such conversion would cause the holder to beneficially own more than 4.9% of the then-issued and outstanding shares of our Common Stock.

•           Shares of Series I Preferred Stock vote on an as-converted basis with the Common Stock, while shares of Series F Preferred Stock carry no voting rights except as required by state law.

•           Upon the liquidation, dissolution, or winding-up of the Company, shares of Series I Preferred Stock are entitled to receive a preferential distribution equal to the $1,000 "Stated Value" plus any accrued but unpaid dividends, while the liquidation preference payable on shares of Series F Preferred Stock does not include accrued but unpaid dividends.

The New Warrants are materially different from the Old Warrants in that the exercise price of the New Warrants is $0.25 per share, as opposed to $0.625 per share in the Old Warrants issued in connection with the sale of the Series F Preferred Stock.

Shares.  Shares issued in the Offer will be issued and outstanding shares of our Series I Preferred Stock. You will have the right to transfer or sell the shares, subject to applicable securities laws. Shares of our Series I Preferred Stock have voting rights and vote together with the Common Stock on an as-converted basis.

You will be the record holder of your shares and they will be registered in your name on the books and records maintained by the Company.

Holders of  Series I Preferred Shares and New Warrants will have “piggyback registration rights” with respect to shares of Common Stock issuable upon conversion of the Series I Preferred Shares or the exercise of New Warrants (the “Underlying Shares”).  For so long as the Underlying Shares remain restricted securities (within the meaning of Rule 144 promulgated under the Act), holders will have the right to have their Underlying Shares included in certain registration statements that may be filed by the Company with respect to the Common Stock.

The following statements regarding the Washington Business Corporation Act (as amended, the “WBCA”) and our Articles of Incorporation and Bylaws are brief summaries, and may not contain all the information important to you. For a more complete description of our capital stock, you should carefully read the detailed provisions of the WBCA as well as our Articles of Incorporation and Bylaws.

Under our Articles of Incorporation, our authorized capital stock consists of 500,000,000 shares of Common Stock, no par value per share, and 5,000,000 shares of preferred stock, of which the Board of Directors has designated 10,000 shares as Preferred Stock Series F, 20,000 shares as Preferred Stock Series H, 20,000 shares as Preferred Stock Series G and 15,000 shares as Preferred Stock Series I.

Common Stock. There were 32,647,642 shares of Common Stock issued and outstanding as of August 10, 2010. In addition, we have reserved a total of (i) 22,798,153 shares of Common Stock for issuance upon exercise of outstanding warrants and options; (ii) 15,140,000 shares of Common Stock for issuance upon conversion of the outstanding shares of Preferred Stock Series F; (iii) 11,236,180 shares of Common Stock for issuance upon conversion of the outstanding shares of Preferred Stock Series G; (iv) 1,750,000 shares of Common Stock for issuance upon conversion of the outstanding shares of Preferred Stock Series H; and (v) 41,667 shares of Common Stock for issuance upon conversion of notes. All shares of Common Stock now outstanding are fully paid and nonassessable.

The holders of Common Stock:

•	have equal ratable rights to dividends from funds legally available therefore, when, as and if declared by the Board of Directors, subject to the rights of the preferred stock;

•	are entitled to share ratably in all assets available for distribution to holders of Common Stock upon liquidation, dissolution or winding up of our affairs;

•	do not have preemptive, subscription or conversion rights, and there are no redemption or sinking fund provisions applicable thereto; and

•	are entitled to one vote per share on all matters on which our shareholders may vote.

The holders of our Common Stock do not have cumulative voting rights.

Tax Consequences.  You should refer to Section 13 of this Offer to Exchange for a discussion of the material U.S. federal income tax consequences of exchanging Old Preferred Stock and Old Warrants for Series I Preferred Stock and New Warrants. In all cases, we recommend that you consult with a professional tax advisor to determine the tax consequences of your participation in the Offer.

9.	Information About Geos Communications, Inc.

Our name is Geos Communications, Inc. and our principal executive offices are located at 430 North Carroll Avenue, Suite 120, Southlake, Texas 76092 and our telephone number is 817-240-0200. Through our subsidiary Geos Communications, Inc., a Delaware corporation (“Geos (DE)”), we are a digital content distribution company creating solutions for the rapidly growing global, mobile community. Leveraging a unique combination of transformational technology, intellectual property as well as strategic and pervasive distribution channels, we provide  products and applications that support the mobility of enterprises, small-to-medium businesses (SMBs) and consumers. In early 2010 we acquired our wholly-owned subsidiary, Shoot It!, Inc., a postcard messaging application that allows users to take a picture using their smartphone, create a personal message and send it off as a real paper postcard from anywhere in the world to any mailbox in North America, Western Europe and Asia. In addition, through another wholly-owned subsidiary, D Mobile, Inc., we believe we are the primary retail channel for the discovery and download of licensed mobile content in China, the world’s largest mobile emerging market. D Mobile’s kiosks provide a wide range of services including mobile-content downloads, ticketing, mobile coupon distribution and advertising.  The acquisition of Shoot It!, Inc. and D Mobile, Inc. were part of our plan to reposition our business to support our strategic plan of becoming a distributor of mobile applications solutions and services for the global mobile community.  In June of 2010, our Board of Directors approved a plan by which we  discontinued offering our VoIP and telephony services directly to consumer and enterprise customers.  Under the plan we implemented a reduction-in-force and closed our network switching operations located in Atlanta, Georgia. We intend to continue to monetize our intellectual property portfolio and focus our efforts on accelerating the growth and expansion of our digital content distribution platform.  The decision to discontinue our telephony operations significantly reduced our monthly operational expense while allowing concentrated organizational focus on the digital content distribution business.

Financial Information

Incorporation by Reference. The information for (1) the fiscal year ended December 31, 2009 set forth under “Item 8. Financial Statements and Supplementary Data” in the Company’s annual report on Form 10-K as filed with the Commission on May 7, 2010 (the “Annual Report”); (2) the three months ended March 31, 2010 set forth under “Item 1. Financial Statements” in the Company’s quarterly report on Form 10-Q as filed with the Commission on May 21, 2010 (the “First Quarterly Report”); (3) the three months ended June 30, 2010 set forth under “Item 1. Financial Statements” in the Company’s quarterly report on Form 10-Q as filed with the Commission on August 16, 2010 (the “Second Quarterly Report” and, together with the First Quarterly Report, the “Quarterly Reports”); and (4) the information set forth in the Offer to Exchange under “Information About Geos Communications” is incorporated herein by reference. A copy of the financial statements contained in the Annual Report and Quarterly Reports will be made available to any eligible participants in the Offer upon request.

Book value per share.  The book value per share of our Common Stock as of  June 30, 2010, was $(0.35).

Ratio of earnings to fixed charges.  We had net losses for the three months ended June 30, 2010 and 2009, as well as for the years ended December 31, 2009 and 2008. Therefore, our earnings were insufficient to cover our fixed charges for such periods, and we are unable to calculate the ratios of earnings to fixed charges for such periods.

10.	Interests of Directors and Officers; Transactions and Arrangements Concerning Our Securities

Interests of Directors and Officers. Our executive officers and directors do not own any shares of Old Preferred Stock or Old Warrants and, therefore, will not participate in the Offer.

Transactions and Arrangements Concerning Our Securities.  Except as otherwise described in the this Offer to Exchange or in our filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, and other than outstanding stock options and other stock awards granted from time to time to our executive officers and directors under our equity incentive plans, neither we nor, to the best of our knowledge, any of our executive officers or directors, is a party to any agreement, arrangement or understanding with respect to any of our securities, including, but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of any of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations other than as follows:

•
In July, 2010, Bruce Friedman, one of our directors, loaned us $150,000 in exchange for a promissory note and a three-year warrant to purchase 15,000 shares of our Common Stock at a price of $0.20 per share.

•	In July, 2010, Michael Reardon, one of our directors, subscribed for $100,000 of Series I Preferred Stock offered by the Company in a private placement of $427,000 of Series I Preferred Stock.

In addition, except as otherwise described in our filings with the SEC, neither we nor, to the best of our knowledge, any of our executive officers or directors or any affiliates of ours were engaged in transactions involving our Old Preferred Stock, Series I Preferred Stock, or Common Stock, or warrants for the purchase of our Common Stock, during the 60 days before the commencement of the Offer.

11.	Status of Old Preferred Stock and Old Warrants We Acquire in the Offer; Accounting Consequences of the Offer

If you properly tender your Old Preferred Stock and Old Warrants, upon our acceptance of those Old Preferred Stock and Old Warrants tendered in the Offer, the Old Preferred Stock will be cancelled and Old Warrants will be terminated.

The Company initially measures equity-classified preferred shares (ie: both “permanent equity” and “temporary equity”) at fair value, or relative fair value for equity-classified instruments issued in a basket transaction. The accounting consequences are different if the exchange offer is determined to be an “extinguishment” of the Old Preferred Stock or a “modification” of the Old Preferred Stock.

In order to determine the treatment of the exchange offer the Company’s accounting policy is as follows:   If the fair value of the equity-classified preferred share immediately after the exchange is significantly different (e.g., by more than 10 percent) than the fair value of the instrument immediately before the exchange, the exchange is considered an extinguishment. An exchange that does not meet this criterion is a modification.

The accounting treatment for the extinguishment of equity-classified preferred stock is addressed by SEC staff guidance included in the FASB’s Codification at ASC 260-10-S99-2. Under that guidance, when equity-classified preferred shares are extinguished, the difference between (1) the fair value of the consideration transferred to the holders of the preferred shares and (2) the carrying amount of the preferred shares are subtracted from (or added to) net income to arrive at income available to common stockholders in the calculation of earnings per share. In addition to the effect on earnings per share, extinguishment accounting will result in adjustments within equity but will not result in recognition of any amounts in net income.

When equity-classified preferred shares have been modified and extinguishment accounting is not considered appropriate, the Company analogizes to the accounting in ASC 718-20-35 and will recognize the incremental fair value (the difference in fair value of the instrument the moment before and the moment after the modification) from the modification as an expense in the income statement to the extent the modified instrument has a higher fair value.  Modifications that result in a decrease in the fair value are not recognized.

12.	Legal Matters; Regulatory Approvals

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by the Offer, or of any approval or other action by any government or regulatory authority or agency that is required for the acquisition or ownership of the Series I Preferred Stock and New Warrants as described in this Offer to Exchange. If any approval or action should be required, we presently intend to seek the approval or take the action. This could require us to delay the acceptance of Old Preferred Stock and Old Warrants tendered pursuant to the Offer. We cannot assure you that we would be able to obtain any required approval or take any other required action. Our failure to obtain any required approval or take any required action might result in harm to our business. Our obligation under the Offer to accept properly tendered Old Preferred Stock and Old Warrants and to issue Series I Preferred Stock and New Warrants is subject to the conditions described in Section 6 of this Offer to Exchange.

13.	Material United States Tax Consequences

The following discussion summarizes the material U.S. federal income tax consequences to Series F Holders and Series H Holders that participate in the Offer. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the final, temporary and proposed Treasury Regulations promulgated thereunder, and administrative rulings and judicial decisions now in effect, all of which are subject to change (possibly with retroactive effect) or different interpretations. This summary does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to a Series F Holder’s or Series H Holder’s decision to participate in the exchange, nor any tax consequences arising under the laws of any state, local or foreign jurisdiction. This summary is not intended to be applicable to all categories of Series F Holders and Series H Holders, such as dealers in securities, banks, insurance companies, tax-exempt organizations, foreign persons, persons that hold the Old Preferred Stock through an entity treated as a partnership for U.S. federal income tax purposes or as part of a straddle or conversion transaction, or holders subject to the alternative minimum tax, which may be subject to special rules. In addition, this discussion is limited to persons who hold the Old Preferred Stock as a “capital asset” (generally, property held for investment) within the meaning of Section 1221 of the Code.

ANY U.S. FEDERAL INCOME TAX ADVICE CONTAINED IN THIS DOCUMENT IS NOT INTENDED OR WRITTEN BY US TO BE USED, AND CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING TAX PENALTIES UNDER THE INTERNAL REVENUE CODE;

SUCH ADVICE WAS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND

SERIES F HOLDERS AND SERIES H HOLDERS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

As used in this section, a “U.S. holder” is a Series F Holder or Series H Holder that is for U.S. federal income tax purposes:

•	an individual U.S. citizen or resident alien;

•
a corporation or entity taxable as a corporation for U.S. federal income tax purposes that was created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose world-wide income is subject to U.S. federal income tax; or

•
a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or that has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person.

A non-U.S. holder is any Series F Holder or Series H Holder (other than an entity treated as a partnership for U.S. federal income tax purposes) that is not a U.S. holder.  The U.S. federal income tax treatment of a partner in a partnership as a Series F Holder or Series H Holder generally will depend on the status of the partner and the activities of the partnership.  If you are a partner in a partnership, you should consult your independent tax advisor regarding the U.S. federal income tax consequences of the partnership participating in the Offer.

If you are considering tendering into the Offer, you should consult an independent tax advisor regarding the application of United States federal income tax laws, as well as other federal tax laws and the laws of any state, local or non-U.S. taxing jurisdiction, to your particular situation.

Participation in the Exchange Offer. We believe that the exchange of Old Preferred Stock for Series I Preferred Stock and of Old Warrants for New Warrants pursuant to the Offer constitutes a recapitalization within the meaning of section 368(a)(1)(E) of the Code. Accordingly, except with respect to Dividends, we do not expect that any gain or loss will be recognized on the exchange. Your initial tax basis in the Series I Preferred Stock received in the exchange will be equal to your basis in the Old Preferred Stock surrendered, and your holding period for such Series I Preferred Stock will include the period during which you held the Old Preferred Stock.

Dividends.  Regardless of your decision to tender into the Offer you shall receive Common Stock in exchange for your Dividend, which may result in gain recognition.  You should consult an independent tax advisor regarding the application of United States federal income tax laws, as well as other federal tax laws and the laws of any state, local or non-U.S. taxing jurisdiction, relating to the receipt of Common Stock in exchange for the Dividend.

Consequences of Ownership of Shares of Series I Preferred Stock.  Distributions paid by us out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) on Series I Preferred Stock received as part of the Offer will constitute a dividend and will be includible in your income when received. Under current law, if you are an individual, such dividends paid to you generally will qualify for a special 15% tax rate on “qualified dividend income” through December 31, 2010. If you are a corporate holder, any such dividend generally will be eligible for the dividends received deduction provided you meet the holding period and other requirements for the dividends received deduction. Distributions in excess of our current or accumulated earnings and profits will be treated as a return of capital to the extent of your basis in the Series I Preferred Stock, and thereafter as gain from the sale of a capital asset.

Upon a disposition of the Series I Preferred Stock, you generally will recognize capital gain or loss equal to the difference between the amount realized and your adjusted tax basis in such stock. Such capital gain or loss generally will be long-term capital gain or loss if you held such Series I Preferred Stock for more than one year on the date of such disposition.  The holding period of Series I Preferred Stock shall include the holding period of the Old Preferred Stock for which such Series I Preferred stock was exchanged, if any.  Long-term capital gains of a U.S. holder that is an individual are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. We urge you to consult with your own tax advisor in this regard.

The conversion rate of the Series I Preferred Stock may be adjusted in certain circumstances. Under Section 305(c) of the Code, adjustments (or failures to make adjustments) that have the effect of increasing your proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution to you. In addition, in certain circumstances where the issue price of the Series I Preferred Stock is less than the redemption price of such stock, the application of Section 305 of the Code may result in a deemed distribution to you. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the holders of the Series I Preferred Stock, however, will generally not be considered to result in a deemed distribution to you.

The Consequences of ownership of Shares of Series I Preferred Stock, as set forth above, will be the same as the consequences of continued ownership of the Old Preferred Stock.

Consequences of Ownership of New Warrants.  Upon the exercise of a New Warrant, a U.S. holder will not recognize gain or loss and will have an adjusted tax basis in the Common Stock acquired pursuant to such exercise equal to the price paid for the New Warrant (which shall include the price paid for the Old Warrant if received pursuant to the Offer) plus the exercise price of the New Warrant.  The holding period for such Common Stock so acquired will generally commence on the date of exercise of the New Warrant.

The income tax consequence of a cashless exercise of a New Warrant will generally be treated as a taxable exchange in which the U.S. holder will recognize gain or loss equal to the excess of the fair market value of the New Warrants deemed surrendered to pay the exercise price over the U.S. holder’s tax basis in such New Warrants.

If a New Warrant expires unexercised, a U.S. taxpayer will recognize a capital loss equal to such U.S. taxpayer’s tax basis in the New Warrant.  The deductibility of capital losses is subject to limitations.

Upon the sale or other taxable disposition of New Warrants, such U.S. holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale or other taxable disposition and the U.S. holder’s tax basis in the New Warrants.  Gain or loss recognized on the sale or other taxable disposition of New Warrants generally will be capital gain or loss and will be long-term capital gain or loss if, at the time of sale or other taxable disposition, the New Warrants have been held for more than one year.  The time period for which the U.S. taxpayer held the Old Warrants is included in such determination.  A U.S. holder’s basis in the New Warrants is equal to the U.S. holder’s tax basis in the Old Warrants at the time of issuance of the New Warrants.  The deductibility of capital losses is subject to limitations.

The Consequences of ownership of New Warrants, as set forth above, will be the same as the consequences of continued ownership of the Old Warrants.

Information Reporting. Information reporting requirements will apply with respect to the exchanges taking place pursuant to the Offer.

14.	Extension of Offer; Termination; Amendment

At any time and from time to time, we may extend the period of time during which the Offer is open and delay accepting any Old Preferred Stock and Old Warrants properly tendered for exchange by publicly announcing the extension and giving notice of the extension to eligible participants. If we extend the Offer beyond November 17, 2010, we will publicly announce the extension no later than 9:00 A.M. CST, on the next business day after the last previously scheduled or announced expiration of the Offer.

We expressly reserve the right, in our sole discretion, to terminate or amend the Offer upon the occurrence of any of the conditions specified in Section 6 of this Offer to Exchange, by giving notice thereof to eligible participants, including by means of a public announcement thereof. Our right to delay accepting and canceling Old Preferred Stock and Old Warrants is limited by applicable securities laws, which require that we must issue the consideration offered or return any eligible Old Preferred Stock or Old Warrants properly tendered promptly after we terminate or withdraw the Offer.

In addition, as long as we comply with applicable law, we may amend the Offer in any way, including by amending the consideration you will receive in exchange for the Old Preferred Stock and Old Warrants you properly tender.

If we materially change the terms of the Offer or the information about the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rule 13e-4 under the Securities Exchange Act of 1934, as amended, and will notify eligible participants (such notice will be by public announcement). Under these rules, the minimum period the Offer must remain open, following material changes in the terms of the Offer or in the information about the Offer, will depend on the facts and circumstances.

15.	Fees and Expenses

We will not pay any fees or commissions to any broker, dealer or other person to solicit tenders of Old Preferred Stock or Old Warrants pursuant to the Offer.

16.	Additional Information

We have filed with the SEC a tender offer statement on Schedule TO, of which this Offer to Exchange is a part, with respect to the Offer. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials, which we have filed with the SEC, before making a decision on whether to tender your Old Preferred Stock:

(a)	our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed with the SEC on May 7, 2010;

(b)	our Quarterly Report on Form 10-Q for the three months ended March 31, 2010, filed with the SEC on May 21, 2010;

(c)	our Quarterly Report on Form 10-Q for the three months ended June 30, 2010, filed with the SEC on August 16, 2010; and

(d)
the description of our Common Stock contained in our Registration Statement on Form SB-2 filed with the SEC on June 28, 2007 including any amendments or reports filed for the purpose of updating such description.

We incorporate by reference the foregoing documents and any additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this Offer to Exchange and the expiration of the Offer.

The SEC file number for our current and periodic reports is 000-27704. Our filings are also available to the public through the SEC’s website at www.sec.gov. In addition, you may read and copy these filings, and our other annual, quarterly and current reports, our proxy statements and our other SEC filings, at the SEC’s public reference room:

Public Reference Room
100 F Street, N.E.
Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available to the public on the SEC’s website at www.sec.gov.

We will also provide without charge to each person to whom this Offer to Exchange is delivered, upon his or her written or oral request, a copy of the Offer to Exchange or any or all of the documents to which we have referred you, other than exhibits to those documents (unless the exhibits are specifically incorporated by reference into the documents). Requests should be directed to:

Geos Communications, Inc.
430 North Carroll, Suite 120
Southlake, Texas 76092
Attn:  Chris Miltenberger

or by telephoning us at 817-240-0200 between the hours of 9:00 AM and 5:00 PM CST.

As you read the documents listed in this Section 16 you may find some inconsistencies in information from one document to another. Should you find inconsistencies between the documents, or between a document and the Offer, you should rely on the statements made in the most recent document.

The information about us contained in the Offer should be read together with the information contained in the documents to which we have referred you.

17.	Forward-Looking Statements

Your decision whether or not to participate in the Offer should take into account the factors described in this Offer to Exchange as well as the various risks inherent in our business. We have described risks, including risks concerning us, in the information we have incorporated by reference into this Offer to Exchange.

We caution you not to place undue reliance on the forward-looking statements contained in this offering document, in our Annual Report on Form 10-K for the year ended December 31, 2009 or on our quarterly reports on Form 10-Q for the periods ended March 31, 2010 and June 30, 2010.  In addition, the safe harbor protections for forward-looking statements contained in the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, do not apply to any forward-looking statements we make in connection with the Offer, including forward-looking statements from our Form 10-K for the year ended December 31, 2009, on our quarterly reports on Form 10-Q for the periods ended March 31, 2010 and June 30, 2010 or subsequent quarterly reports on Form 10-Q, which are incorporated herein by reference.

18.	Miscellaneous.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your Old Preferred Stock and Old Warrants pursuant to the Offer. You should rely only on the information contained in this Offer to Exchange or in documents to which we have referred you.

GEOS COMMUNICATIONS INC.

October 14, 2010